Exhibit 99.1

News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

Release	Immediate Release
Contact	Media: Ellen Bates (281) 445-6559
Investors: Robert Cherry (281) 591-4560

FMC Technologies Reports First Quarter 2008 Diluted Earnings per Share from Continuing Operations of $0.62, up 38 Percent

Highlights:

•	Energy Systems’ backlog at a record of $4.6 billion

•	Energy Systems’ revenue up 35 percent with subsea sales up 47 percent

•	Energy Production Systems’ operating profit up 53 percent

•	Company increases guidance for 2008 full-year diluted earnings per share from continuing operations from a range of $2.75-$2.85 to a range of $2.80-$2.90

HOUSTON, April 28, 2008 – FMC Technologies, Inc. (NYSE:FTI) today reported first quarter 2008 revenue of $1.3 billion, up 32 percent over the first quarter of 2007 with the growth coming from each of its four reporting segments. Diluted earnings per share from continuing operations was $0.62, up 38 percent from $0.45 per diluted share in the prior-year quarter.

The diluted earnings per share of $0.62 for the first quarter included a $0.01 per share charge associated with the intended spin-off of the FoodTech and Airport Systems businesses and a $0.06 per share charge associated with non-cash mark-to-market charges for foreign currency contracts.

In the first quarter, inbound orders for the company totaled $1.4 billion, of which $1.2 billion was in Energy Systems. Backlog reached a record $5.0 billion, including a record $4.6 billion in Energy Systems.

Operating profit in Energy Systems was strong, up 53 percent in Energy Production Systems and up 30 percent in Energy Processing Systems from the first quarter of 2007.

“We are very pleased with our results from the first quarter,” said Peter D. Kinnear, President and Chief Executive Officer. “We increased our Energy Systems backlog to a record $4.6 billion, while improving operating margins in both Energy Systems segments. We are increasing our full-year estimate of 2008 diluted earnings per share to a range of $2.80 to $2.90 including FoodTech and Airport Systems, but excluding costs associated with the planned spin-off.”

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FMC Technologies Reports First Quarter 2008 Diluted Earnings per Share from Continuing Operations of $0.62, up 38 Percent	2

Energy Production Systems

Energy Production Systems’ first quarter revenue of $854.0 million increased 40 percent over the prior-year quarter due mainly to increased subsea systems sales. Revenue for subsea systems was a record $699 million for the quarter, up 47 percent from the prior-year quarter. Surface wellhead revenue also increased from the prior-year quarter.

Energy Production Systems’ operating profit of $95.0 million increased 53 percent over the prior-year quarter. The increase was mainly due to the higher volume and operating margin in subsea systems. Operating margin in the segment reached 11.1 percent in the quarter.

Energy Production Systems’ inbound orders were $913.1 million for the first quarter including $694 million in subsea systems. Backlog of $4.2 billion was up 84 percent from the prior-year quarter and included $3.9 billion in subsea backlog.

Energy Processing Systems

Energy Processing Systems’ first quarter revenue of $203.9 million was 18 percent higher than the prior-year quarter. Each business in the segment recorded revenue improvements over the prior-year quarter mostly on higher volume of oil and gas infrastructure products.

Energy Processing Systems’ first quarter operating profit of $39.2 million was 30 percent higher than the prior-year quarter. The improvement was the result of higher volume and higher overall operating margins.

Energy Processing Systems’ inbound orders were $257.8 million for the first quarter, up 29 percent from the prior-year quarter. The increase was primarily driven by a large order in the material handling systems business related to a new coal-fired power generation project. Backlog was $384.5 million, up 16 percent from the prior-year quarter.

FoodTech

FoodTech’s revenue of $147.2 million in the first quarter was up 21 percent from the prior-year quarter. Operating profit of $13.1 million was up 35 percent from the prior-year quarter due to the higher volume.

Inbound orders totaled $148.9 million in the quarter. Backlog was $166.0 million, down 10 percent from the prior-year quarter.

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FMC Technologies Reports First Quarter 2008 Diluted Earnings per Share from Continuing Operations of $0.62, up 38 Percent	3

Airport Systems

Airport Systems’ first quarter revenue of $107.6 million was up 48 percent compared to the first quarter of 2007 due to higher volume of ground support equipment. Airport Systems’ first quarter operating profit of $7.6 million was up 145 percent from the prior-year quarter due to the higher volume.

Inbound orders totaled $86.7 million in the quarter. Backlog was $205.9 million, up 18 percent from the prior-year quarter.

Corporate Items

Corporate expense in the first quarter of 2008 was $8.9 million, $1.0 million above the prior-year quarter.

Other expense, net, of $26.2 million increased $22.7 million from the first quarter of 2007. The company incurred $2.7 million in expenses in the quarter associated with its efforts to spin-off its FoodTech and Airport Systems businesses. The company intends to file a Form 10 with the SEC in the second quarter and expects the spin-off to occur in mid-2008. During the quarter, the company also incurred a non-cash, mark-to-market loss on foreign currency forward contracts of $13.5 million compared to a gain in the prior-year quarter of $4.0 million. It is expected that the foreign currency forward contracts will be held to maturity and that the loss will reverse over the term of the contracts.

The company ended the quarter in a net cash position due in part to lower working capital. Consequently, net interest expense in the first quarter of 2008 was down $1.9 million from the prior-year quarter.

In the quarter, the company repurchased 1.6 million shares of common stock for $88.8 million.

Depreciation and amortization for the first quarter of 2008 was $21.7 million, up from $19.4 million in the prior-year quarter.

Capital expenditures during the first quarter of 2008 totaled $47.1 million, up from $29.8 million in the prior-year quarter due mainly to investment in subsea intervention assets.

The company recorded an income tax rate of 32.2 percent for continuing operations in the first quarter.

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FMC Technologies Reports First Quarter 2008 Diluted Earnings per Share from Continuing Operations of $0.62, up 38 Percent	4

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.62, up 38 percent from the prior-year quarter. This result included charges per share of $0.01 associated with FoodTech and Airport Systems spin-off costs and $0.06 associated with non-cash mark-to-market charges for foreign currency contracts.

Energy Production Systems’ and Energy Processing Systems’ operating profits were up 53 percent and 30 percent respectively over the first quarter of 2007. Total company backlog reached a record $5.0 billion, including a record $4.6 billion in Energy Systems.

The company increased its estimate for its full year 2008 diluted earnings per share from continuing operations from a range of $2.75-$2.85 to a range of $2.80-$2.90 including FoodTech and Airport Systems, but excluding costs associated with the planned spin-off.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. The Company also produces food processing equipment for the food industry and specialized equipment to service the aviation industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2005, 2006 and 2008, FMC Technologies employs approximately 13,000 people and operates 33 manufacturing facilities in 19 countries. For more information visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its first quarter 2008 conference call at 9:00 a.m. (Eastern Daylight Time) on Tuesday, April 29, 2008. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended March 31
	2008	2007
Revenue	$1,294.1	$980.9
Costs and expenses	1,171.9	888.6

	122.2	92.3
Other (expense), income, net	(1.9)	1.7
Minority interests	(0.5)	(0.5)

Income before net interest expense and income taxes	119.8	93.5
Net interest expense	0.0	(1.9)

Income from continuing operations before income taxes	119.8	91.6
Provision for income taxes	38.6	29.5

Income from continuing operations	81.2	62.1
Income (loss) from discontinued operations, net of tax	0.3	(0.8)

Net income	$81.5	$61.3

Basic Earnings per share:
Income from continuing operations	$0.62	$0.46
Income (loss) from discontinued operations	—	—

Basic earnings per share	$0.62	$0.46

Diluted Earnings per share:
Income from continuing operations	$0.62	$0.45
Income (loss) from discontinued operations	—	—

Diluted earnings per share	$0.62	$0.45

Weighted average shares outstanding:
Basic	130.1	134.6

Diluted	132.0	137.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31

	2008	2007
Revenue
Energy Production Systems	$854.0	$610.0
Energy Processing Systems	203.9	173.2
Intercompany eliminations	(1.1)	(0.3)

Subtotal Energy Systems	1,056.8	782.9
FoodTech	147.2	121.3
Airport Systems	107.6	72.7
Other revenue (1) and intercompany eliminations	(17.5)	4.0

	$1,294.1	$980.9

Income before income taxes

Segment operating profit
Energy Production Systems	$95.0	$61.9
Energy Processing Systems	39.2	30.2

Subtotal Energy Systems	134.2	92.1
FoodTech	13.1	9.7
Airport Systems	7.6	3.1

Total segment operating profit	154.9	104.9

Corporate items
Corporate expense	(8.9)	(7.9)
Other revenue and other expense, net (1)	(26.2)	(3.5)
Net interest expense	—	(1.9)

Total corporate items	(35.1)	(13.3)

Income from continuing operations before income taxes	$119.8	$91.6

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2008	2007
Inbound Orders
Energy Production Systems	$913.1	$877.9
Energy Processing Systems	257.8	199.9
Intercompany eliminations	(0.6)	(0.8)

Subtotal Energy Systems	1,170.3	1,077.0
FoodTech	148.9	145.6
Airport Systems	86.7	94.2
Other orders and intercompany eliminations	(17.5)	3.8

Total inbound orders	$1,388.4	$1,320.6

	March 31
	2008	2007
Order Backlog

Energy Production Systems	$4,221.7	$2,295.6
Energy Processing Systems	384.5	332.7
Intercompany eliminations	(0.8)	(0.6)

Subtotal Energy Systems	4,605.4	2,627.7
FoodTech	166.0	184.9
Airport Systems	205.9	174.3
Intercompany eliminations	(1.4)	(1.9)

Total order backlog	$4,975.9	$2,985.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2008	December 31, 2007
	(Unaudited)
Cash and cash equivalents	$258.8	$129.5
Trade receivables, net	994.5	956.6
Inventories	731.1	675.2
Other current assets	485.8	340.3
Assets of discontinued operations	3.1	2.4

Total current assets	2,473.3	2,104.0
Property, plant and equipment, net	617.6	579.1
Goodwill	175.3	172.6
Intangible assets, net	101.7	100.8
Investments	33.4	33.6
Other assets	315.9	221.0

Total assets	$3,717.2	$3,211.1

Short-term debt and current portion of long-term debt	$8.5	$7.2
Accounts payable, trade and other	533.0	504.3
Advance payments and progress billings	914.2	766.8
Other current liabilities	590.7	503.6
Liabilities of discontinued operations	3.5	3.3

Total current liabilities	2,049.9	1,785.2
Long-term debt, less current portion	214.1	122.1
Other liabilities	383.8	282.2
Common stock	1.4	1.4
Other stockholders’ equity	1,068.0	1,020.2

Total liabilities and stockholders’ equity	$3,717.2	$3,211.1

FMC Technologies Reports First Quarter 2008 Diluted Earnings per Share from Continuing Operations of $0.62, up 38 Percent	9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended March 31
	2008	2007
Cash provided (required) by operating activities of continuing operations:
Income from Continuing Operations	$81.2	$62.1
Depreciation and amortization	21.7	19.4
Trade accounts receivable, net	(15.1)	34.1
Inventories	(45.9)	(70.7)
Accounts payable, trade and other	(0.6)	(37.1)
Advance payments and progress billings	125.8	51.7
Income taxes	(13.0)	0.7
Other	(11.9)	(52.0)

Net cash provided by operating activities of continuing operations	142.2	8.2

Cash (required) provided by operating activities of discontinued operations	(1.8)	4.1

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(47.1)	(29.8)
Proceeds on disposal of assets and other	1.5	60.7

Net cash (required) provided by investing activities of continuing operations	(45.6)	30.9

Cash provided by investing activities of discontinued operations	0.7	—

Cash provided (required) by financing activities:
Net issuance of debt	103.8	117.4
Issuance of capital stock	1.4	5.5
Purchase of stock held in treasury	(88.8)	(168.3)
Excess tax benefits	14.9	7.7
Net increase in common stock held in employee benefit trust	(0.2)	(0.1)

Net cash provided (required) by financing activities	31.1	(37.8)

Effect of changes in foreign exchange rates on cash and cash equivalents	2.7	0.8

Increase in cash and cash equivalents	129.3	6.2
Cash and cash equivalents, beginning of period	129.5	79.5

Cash and cash equivalents, end of period	$258.8	$85.7